Exhibit 11

                                MICROVISION, INC.

                      COMPUTATION OF NET LOSS PER SHARE AND
                      NET LOSS PER SHARE ASSUMING DILUTION



                                                      Three months ended June,              Six months ended June,
                                                      1998               1997               1998             1997


Net loss                                         $ (2,143,200)      $ (1,175,400)      $ (3,359,700)     $ (2,334,100)
                                                 =============      =============      ============      ============


Shares used in computing net loss per
   share and net loss per share assuming
   dilution:

     Weighted average shares outstanding            5,964,700           5,782,200         5,954,900         5,780,600
                                                 ============       =============      ============      ============



Net loss per share                               $      (0.36)      $       (0.20)     $      (0.56)     $      (0.40)
                                                 ============       =============      ============      ============


Net loss per share, assuming dilution            $      (0.36)      $       (0.20)     $      (0.56)     $      (0.40)
                                                 ============       =============      ============      ============
